Exhibit 99

September 18, 2003
5:00 p.m. EDT

PAMELA CATLETT
Director of Investor Relations

Good afternoon, everyone. We’re pleased you’re joining us this afternoon to discuss Nike’s fiscal 2004 first quarter results. We’re going to keep our streamlined approach to our review of the results. For those of you who need to reference our release, you’ll find it on our website at www.nikebiz.com/investor. You’ll also find expanded information on the website about some of the highlights we’ll be discussing today.

Participants in today’s call are Charlie Denson and Mark Parker, Co-Presidents of the Nike Brand, and Don Blair, Nike’s Chief Financial Officer. Each of today’s participants will provide brief prepared remarks and then we’ll answer your questions.

Before I turn it over to Don Blair, let me remind you that on this call we’re going to make forward-looking statements based on our current expectations, and these statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K, 10-Q, and the 10-K. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders, which may vary significantly from quarter to quarter. In addition, it’s important to remember a significant portion of our business including equipment; most of Nike Retail, Nike Golf, Cole Haan, Bauer, and Hurley are not included in these futures numbers.

During this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike’s website, again www.nikebiz.com. In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site.

Now here’s Don Blair.

DONALD W. BLAIR
Vice President and Chief Financial Officer

Thanks Pam. In a number of ways the first quarter of fiscal 2004 was very gratifying, as we saw the benefits of many of the initiatives we’ve undertaken in recent years.

Our revenues grew 8% in the quarter, in line with our long-term goal of high single-digit growth. As a result of the growth in our international businesses over the last several years, we were in a great position to benefit from the significant strengthening of currencies outside the US. In the quarter, our international regions delivered 15% revenue growth versus the prior year and once again reported more revenue than the U.S. region.

Our quarterly pretax profit margin exceeded 13% for the first time since the first quarter of 1998. This was driven by a consolidated gross margin of 43%, up 160 basis points versus the first quarter of fiscal 2003 and the highest in recent history. This performance was particularly encouraging, since the stronger euro accounted for only about forty basis points of this improvement and there was no net impact from other currency movements. In other words, higher in-line pricing margins and the positive effects of a tighter supply chain and cleaner inventories drove 75% of the improvement. Our diluted earnings per share for the quarter at $.98 grew 21% versus the prior year, adjusted for last year’s accounting change.

We raised our return on invested capital to almost 22%, up over five points versus the prior year and again the highest level since 1997. Over the last several years, we’ve invested a significant amount of capital and operating expense in our supply chain, both in our distribution facilities in the US, Europe, and Asia, as well as improved systems and processes. In this quarter, you can see that we’re now effectively leveraging that infrastructure both in terms of higher gross margins and higher returns on capital.

We continued to generate strong cash flows and to deliver quite a bit of that cash back to shareholders. For the quarter, we repurchased $95 million of stock and paid out $37 million in dividends.

So let’s get behind the numbers a bit:

In our Europe Middle East Africa Region, which we call EMEA, revenues grew 17% in the first quarter with nearly nineteen points of growth driven by the stronger Euro. For the quarter, reported footwear revenues grew 20% and equipment revenues advanced 24%. Apparel was up 10%.

Our gross margins expanded in EMEA by 210 basis points versus the prior year, and that accounted for 70 basis points of our consolidated margin improvement. As we expected, the stronger euro was a key factor, driving 130 basis points of the improvement in EMEA. Higher product margins and leverage of our distribution infrastructure also contributed to the improvement, partially offset by lower in-line apparel margins due to a shift in product mix.

Overall, Q1 pretax income for the EMEA region advanced 26% to $205 million. As in the past, our segment disclosure of regional pretax income is currently available on our website.

In the Asia Pacific Region, our business continued to grow strongly in the first quarter. Revenues increased 13% for the quarter, with about four points of the increase coming from stronger currencies in the region. For the quarter, footwear reported 12% growth, while apparel grew 15% and equipment advanced 13%. Revenues grew in nearly every country in the region.

For the quarter, Asia Pacific gross margins increased eighty basis points, accounting for ten basis points of the gross margin improvement for Nike, Inc. The Asia Pacific margin increase was largely the result of higher in-line margins across footwear, apparel, and equipment. Reported Q1 pretax income for the Asia Pacific Region grew 51% to $77 million.

In the Americas Region, revenues grew 8% for the quarter, with a little over two points of the increase coming from currency effects in the region. For the quarter, footwear reported 11% growth, while apparel grew 2% and equipment advanced 5%. On a country basis, the revenue increase was driven by strong growth in Brazil, Argentina, and Chile, while sales in Canada and Mexico were essentially flat.

For the quarter, gross margins in the Americas region fell 140 basis points, reducing the consolidated Nike gross margin by ten basis points. Less favorable hedge rates in Mexico and South America accounted for 100 basis points of the regional gross margin decline.

Reported Q1 pretax income for the Americas region fell slightly to $24 million.

In the U.S. Region, we continued to grow profits while realigning sales and distribution. Although revenues for the quarter declined 2%, pretax profits grew 4%. Gross margins for the quarter reached 43.7%, up 210 basis points versus the first quarter of fiscal 2003 and driving a ninety-basis-point improvement in Nike Inc.’s consolidated gross margin. Over half of the region’s gross margin expansion came from higher wholesale footwear margins, with the balance contributed by higher gross margins in wholesale apparel and equipment, and Nike Retail. SG&A spending for the region grew slightly, as demand creation increased at a low single-digit rate and overhead spending declined.

U.S. footwear sales declined 5% in the quarter, as sales to Foot Locker declined 34% while sales to other accounts advanced 2%. About half of the overall decline was due to a lower average selling price per pair. U.S. apparel revenues rose 5% in the quarter, as growth in performance apparel and licensed product more than offset lower sales of active life apparel.

Nike-owned retail continued to perform well in the U.S., as the strength of the brand and improving store operations drove a 7% comp store sales increase for August and for the first quarter.

Revenues from our other businesses grew 32% for the quarter. Coming off the challenges of last year, Nike Golf revenues grew over 40% for the quarter, Bauer Nike Hockey and Hurley each advanced about 30%, and our Cole Haan business posted 14% growth for the quarter. For the first quarter, which tends to be the smallest revenue quarter of the year for these businesses, our other businesses reported a $3 million pretax loss, $8 million better than last year. Better bottom-line results at Nike Golf, Cole Haan, and Bauer Nike Hockey drove the improvement.

Consolidated SG&A spending grew 8% in the first quarter. Six percentage points of the increase were due to changes in exchange rates.

For the first quarter, demand creation spending increased 1% to $324 million, reflecting a six-percentage point increase due to changes in currency exchange rates. Excluding the impact of currency, our demand creation spending declined versus the first quarter of fiscal 2003, when we were funding our World Cup marketing campaign.

For the first quarter, operating overhead increased 13% to $546 million. Nearly three quarters of the increase came in our international regions, which grew 25% for the quarter, reflecting the stronger euro, higher reserves for bad debts, and factory outlet store openings in Europe. Higher IT spending and infrastructure investments in Nike Golf, Cole Haan, and Hurley accounted for most of the remaining growth.

Now let me spend a few minutes on one of my favorite lines of the P&L, Other Income and Expense. Beginning this fiscal year, we will no longer report interest income or profit sharing expense on the Other Income and Expense line. Interest income will now be netted against interest expense on the face of our income statement and profit sharing expense will be reported as a component of operating overhead. We have adjusted the presentation of the income statements for prior years to conform to this new classification.

Excluding these items, other expense for the quarter was $24 million, up from $11 million in the first quarter of the prior year. The majority of the year-over-year increase in other expense related to the donation of property to the Nike Foundation and reserves for settlement of various non-operating obligations.

About $10 million of this quarter’s other expense and a comparable dollar amount in the prior year were due to foreign currency losses, mostly from Europe. These losses were more than offset by favorable translation of foreign currency denominated profits reported by our international regions. For the current year quarter, the effect of netting these foreign currency losses and the favorable translation of foreign currency denominated profits was $34 million of pretax income growth or about $.08 per share versus the first quarter of fiscal 2003.

Our effective tax rate for the quarter was 34.8%, our current estimate of the full year rate.

We’re also very pleased with our working capital management during the quarter. As of August 31st, worldwide inventories were 4% or $56 million higher than the prior year. The stronger euro accounted for approximately $39 million of growth. Inventory in our U.S. region was flat versus the prior year.

As of August 31st, accounts receivable increased $53 million or about 2.5% versus the prior year due to the strong euro, which accounted for $81 million of growth. Excluding the euro impact, accounts receivable declined just over 1%.

For the quarter, we generated $351 million of cash flow from operations and used $42 million of cash by investing activities. Cash provided by financing activities, including $95 million of share repurchases and $162 million of net borrowings, totaled $50 million. As a result, our cash balance increased by $364 million during the quarter as we prepared to close the Converse transaction in early September.

As we entered this fiscal year, we told you that we expected to report full-year results broadly in line with the financial model we’ve articulated before: high single-digit revenue growth, expanding gross margins, and mid-teens earnings per share growth. Certainly our first quarter results give us additional confidence that we can achieve those goals.

We do believe we can deliver high single-digit revenue growth this year. Today we reported a 10.5% increase in futures orders for the next five months. It is important to recognize that this order growth reflects a change in the timing of our Spring orders in Europe. We will begin shipping some Spring product in January 2004, a month earlier than in 2003. At this point, we estimate that this change resulted in a four- to five-percentage-point increase in our futures order growth for this release. Nevertheless, these orders represent a significant acceleration of our futures trend over the last several quarters, particularly in the second half of the futures window.

In addition as you recall, revenue growth in the second quarter of fiscal 2003 was stronger than normal and the third quarter weaker than normal, as we pulled shipments forward in advance of our supply chain implementation in Europe. When you work through all of the ins and outs, we expect revenue growth in the mid single-digit range for quarters two and four, with mid-teens growth in the third quarter.

Our first quarter gross margin performance also increases our confidence in achieving our full-year goals. We do not expect to see the same absolute gross margin percentage over the balance of the year. Generally our gross margin percentage is highest in the first and fourth quarters of the fiscal year, due to seasonal product mix and leverage on fixed costs. Hence we expect to see lower gross margin percentage in the second and third quarters than in the quarter we just concluded. However, we do expect to see year-over-year growth in gross margin and pretax profit margins for the full year.

So overall, even with the strong results we’ve posted for Q1, we still expect accelerated earnings per share growth in the second half of the year. The second quarter remains our most difficult growth comparison. In addition to the revenue timing discussed earlier, our SG&A was relatively low as we scaled back demand creation spending following the World Cup last year. For this year’s Q3, the comparisons will ease and we should see stronger earnings per share growth versus the prior year.

In summary, we’re very pleased with our results so far this year and we feel we’re in a great position to continue to deliver solid profit growth over the balance of fiscal 2004.

With that, I’ll turn the floor over to Mark Parker.

MARK PARKER
President, Nike Brand

Thanks Don. I’m sure none of you will be surprised to hear that I am very pleased with the numbers that we are reporting today. What today’s results are telling us is that the Nike brand is strong, that our products are right with consumers and that our brand communications are resonating both here in the United States and around the world all helping to really drive our business performance.

During the year-end earnings call in June, I mentioned that much of our success in fiscal year ’03 was due to our running a more complete offense — delivering great product across the performance sport categories into Active Life and Classic product and up and down the price spectrum . . . across the Regions and around the world.

We’re continuing that momentum into quarter one of the current fiscal year. For example, in the U.S. Nike delivered nine of the top ten selling footwear models for July according to the most recent NPD data. In Apparel, Nike Teams Sports continues to shine, with the NBA Rewind collection, still one of the hottest in the market.

But we couldn’t sustain brand heat without having the right products that meet or exceed consumer expectations. From a performance perspective, footwear such as our Speed product and Nike Shox continues to generate strong energy at retail.

Backed by an integrated marketing effort that included television, print, web, and retail executions, Nike introduced in July the Zoom Spiridon, a lightweight performance running shoe. It quickly became one of the fastest selling shoes at retail and really our top selling product on nikerunning.com. The Zoom Spiridon joins the Nike Shox NZ and Nike Shox Ride as the three top-selling running shoes of any brand in the market, all by the way selling for $100 or more at retail.

Just as consumers have long embraced the Nike Air Cushioning technology, the Nike Shox platform is earning its own respect and following, as evidenced by the highly successful launch in our Americas region of the Total Magia, the first Nike Shox soccer shoe. We’ll bring this product to the U.S. next month and we’ll continue to broaden consumers’ access to this advanced technology with other Nike Shox products and in new categories.

In addition to these great performance product highlights, we also enjoyed solid results in our core businesses of running, basketball and cross-training. Our cross-training business saw improvement with the success of the Air Monarch — a clean, white leather shoe that NPD says is the top selling cross-trainer in the industry today — having sold more than 1.2 million pair year-to-date.

At the same time, we’ve seen success in our Active Life segment showing that our product is resonating both on and off the fields of play. For example, the Haze Dunk was a very limited quantity product, another example of collaborating with artists and designers. This product sold out literally within hours. And a couple of weeks ago, we hosted an exclusive event in New York to launch a limited collection of “Laser” etched footwear, designed to captivate and inspire . . . the real sneaker heads or sneaker aficionados . . . from around the world.

We’re continuing to see our Active Life footwear business grow even stronger and build on that momentum while, at the same time, we stay fixated on further extending our performance leadership position.

Not only did Nike generate excitement in the marketplace, but it also drove profitability, contributing to our highest single quarter gross margin performance in recent history. After several quarters of decline and then stabilization, we’re encouraged by the positive average price growth we’ve seen in both footwear and apparel futures.

Overall gross margins of 43% were a 160 basis point improvement over the first quarter of our fiscal 2003, and a 150 basis point improvement since our last quarter’s performance. Gross margins for Nike Brand Footwear were up 200 basis points from last year, contributing 100 basis points to total gross margin improvement, as we enjoy the euro strength and continue to improve our execution in delivering our products to market.

Nike’s Apparel business in the first quarter was driven by innovation, continued momentum in team sports, performance apparel and the strength of our women’s collections in every region.

Once again Nike created history through innovation with the launch of the Swift Spin technology at the Tour de France, helping Lance Armstrong ride to his very exciting and inspiring fifth consecutive Tour de France win. At the recent U.S. Tennis Open we provided our athletes with great technology and style that generated tremendous consumer interest in the sleeveless Nike Sphere shirt and the Cool Motion dresses, which then translated into strong sell-throughs of our product at retail.

NIKE Team Sports has been a great success story, and this quarter was no exception. This Fall we will continue to dominate college Football. Not only the top ten, but 22 out of the top 25 teams are Nike partner schools. At retail we have just launched a collection called “tradition defined”, celebrating ten years of our college football affiliation by bringing back replica product from our top teams. The response has been very positive.

And NBA Rewind continues to be one of the hottest products in the marketplace, as the consumer’s demand for high-quality vintage replica jerseys shows no sign of slowing down.

In addition to football and basketball, Nike Team Sports obtained the rights to market vintage Major League Baseball product under the “Cooperstown Collection.” This collection will add to the momentum that our Team Sports division is building in MLB as indicated by the recent expanded licensing rights beginning January 1, 2005.

But Team Sports is not just a U.S. business. Europe Team Sports also enjoyed strong sales with the successful launch of the Juventus kit and continued growth of our Manchester United business.

Our global Women’s business in the first quarter was particularly strong, and our sell-through at retail continues to reflect consumer demand for our product. The women’s-focused campaigns as well as the new shadow campaign showcase our Women’s product and have contributed to our strong sell-through momentum. In the U.S. our women’s business in all channels is strong, with the newly revamped and younger attitude Silver Label collections achieving the high sell-through that we consistently see in our performance collections. Response to our Spring line was great, and the new Summer collection has had the strongest response to any women’s line yet.

In our International markets, the Americas region mirrors the U.S. with our new women’s stores in Canada and Argentina performing extremely well. In Asia, the success of the Women’s “Own the Gym” campaign has resulted in an increase in the sell-through of women’s training product with particular success in Total Conditioning and Workout.

In Europe, the new concepts such as the dance-inspired Studio 71 collection have been particularly strong, and reaction to Spring and Summer has been excellent. The “Find Yourself” campaign increased our women’s visibility with impactful retail areas that showcased our product with our marketing message.

So while the U.S. retail environment overall presents its challenges, on a global level, we are pleased with our overall sell-through performance at retail. We’re executing on deliveries, improving margins through supply chain management and continuing to provide differentiated product and innovation to our consumer.

Simply put, our consumers are telling us that the product is right.

Finally, Nike’s offense is really not complete without connecting our brand and product to the needs and passions of our consumers. This quarter is a great example of how brand momentum can drive results globally, regionally, and locally.

On a global level since we last spoke to you, Nike athletes have delivered memorable performances at the Tour de France, World Swim Championships in Barcelona, World Track & Field Championships in Paris, Wimbledon, and the U.S. Open. These events have also been great vehicles for Nike to showcase our apparel and footwear technology in both large and small ways.

One great example is our first global apparel campaign called “Shadow,” which you can check out on the website. The campaign features Nike’s performance apparel technology and has helped to create both consumer demand and drive sales. As a result, Nike’s global performance apparel business, which makes up over a third of the Nike’s total apparel business, was up over 13% this quarter.

On a regional level, earlier this month, MTV aired the second annual Nike Battlegrounds one-on-one basketball tournament, which received fantastic ratings in the important 18-24 year-old male demographic. In our Americas region the Total Magia that I mentioned earlier generated record-setting sell-through for Americas footwear, supported by a brilliant television ad campaign that Adweek recently labeled “A 60-second documentary of genius at work.”

Then locally we continue to connect with people through unique and innovative ways, building deeper relationships with the brand. Just in the past few weeks, we held the Nike Soccer Curb Cup in Los Angeles, a three-on-three tournament including music, interactive games, and skills demonstrations that were enjoyed by over 4,000 soccer-crazy L.A. youth. We had over 20,000 runners participate in the 3rd annual NIKE Run London 10K race.

As I said at the outset, the reasons we are here today looking at strong and encouraging numbers are really simple:

1.     The Nike brand is strong.

2.     Our products are right with consumers, and

3.     Our brand communications are resonating.

With that, let me pass it over to Charlie.

CHARLES D. DENSON
President, Nike Brand

Thanks Mark. Good afternoon everyone. You’ve already heard a very thorough review of our financial results from Don, Mark has covered the brand and product successes, so that just leaves me with a quick spin around the world for a regional review and some thoughts about the future. I’d like to spend a few minutes talking about three points that I believe are important for you to understand where Nike is today and what we’re focusing on going forward.

First of all, the strategy we have articulated to manage our global business for long-term profitable growth continues to work. In the past twelve months, we have added over $800 million in revenue to Nike, Inc., and this quarter we again delivered healthy pre-tax profit growth in the U.S., Europe, and Asia. We grew our earnings per share by 21% and achieved our highest ROIC since 1997. This quarter we’ve also announced that futures orders scheduled for delivery over the next five months advanced 10.5% versus the prior year. Yes, there is some noise in these numbers from currency movements and the seasonal shift in Europe. But when you strip all that out, our futures growth has still accelerated significantly over the pace of the last five quarters.

We’ve talked about how important it is to grow in the USA, but trying to grow an unhealthy business was not something we wanted to force. We needed to figure out how to create excitement with the consumer again. We had to understand why the market wasn’t growing, why there wasn’t the excitement that it once had. In the U.S., our focus on the consumer and an integrated approach to our product, marketing, and distribution strategies combined to create an improving marketplace, one that is profitable for both us and our retail partners. That profitability is what’s starting to drive some excitement back into this business. The brand and product momentum that Mark talked about has been core to this success, but we are also managing the business well.

There are several components that we have concentrated on, gross margin management, product mix, sourcing efficiencies, inventory management have all had a positive affect on our ability to drive overall profitability for the industry. Our distribution strategy is something we’ve talked about at length over the last year. It’s our intent to continue to concentrate on how our brand is presented to the consumer, to improve the presentation of both footwear and apparel, partner with the new and innovative retailers that create a compelling shopping environment, and believe that Brand building is the key to success in this industry. Our dialogue with Footlocker Inc is on-going, they are looking at their formats and how they might fit into where we want to go. While we still expect our business with Foot Locker will be down for the balance of this calendar year, futures orders from Foot Locker are up for the Spring season to date. In addition, we have had considerable success with some of our other retail partners, both big and small, and feel very good about the improving condition of our brand at retail. And as a result, our US footwear futures orders have grown for the first time in five quarters, and the seasonal shift impact in the European futures numbers may be a combination of both the shift and additional growth. We’ll have to wait and see next quarter how it shakes out. Our U.S. apparel futures are down for the quarter as we continue to work towards quality distribution, and continue to see a growing percent to total shift toward our licensed product that is not included in the futures numbers.

The second point I’d like to cover is Nike’s international business. It grew 15 percent. We told you last quarter that FY 04 would be a great year for Nike’s Asia-Pacific region, and this quarters results certainly bear that out. China continues to be one of the most exciting markets in the region as consumers’ embrace the world of sports and Nike’s footwear, apparel, and equipment product. Last quarter we told you our China business had exceeded the $100 million mark for annual revenue and this quarter the team produced a 47% gain for the quarter. Korea, Japan and Taiwan continue to deliver solid growth and are great examples of where our focus in building our authentic performance position in sports like soccer, running, baseball and basketball are a healthy complement to our strong active life position. As the spotlight continues to brighten on this part of the sports world in the coming years, I think we’re in a great position to continue our growth.

In Europe we’re finally enjoying some of the currency benefit we’ve been waiting for. Over the last several years, as we built market share and drove revenue growth in Europe, the impact of these gains on our consolidated results was masked somewhat by currency pressures. As you’ve seen, all of our growth in Europe this quarter was driven by currency. It’s a benefit we’ve earned as we catch our breath and position ourselves for the next phase of growth. Nonetheless, we’ve focused on building a sound business model that will allow us to grow in the key markets around the region. This quarter, France, Iberia, Italy-they all grew. While we have not yet seen the full turn to healthy growth in the UK yet, the futures numbers reported today include positive growth into the Spring season.

We will continue to manage our portfolio for profitable growth around the world, optimizing the components of a global business, bridging varying market trends, economic conditions, and consumer landscapes, enabling us to continue to deliver a healthy consistent growth to our shareholders.

Finally, I’ll close with my view of Nike’s abilities to lead this amazing industry to which we belong. We feel very good about our business, our brand strength, and the trends we’re seeing in the marketplaces around the world. As the health of the overall industry improves, we believe investment and confidence will continue to grow. We’re excited about some of the new retail formats we’re seeing in the U.S. and believe leading retailers will continue to create fresh environments that excite consumers. We’re certainly committed to doing our part to generate that consumer excitement. Our U.S. footwear business is starting to build positive momentum, and our international business is still very strong-and there are still many areas where we feel we can improve our performance.

It’s a great time of year starting this weekend. We’ll see the Women’s World Cup begin; football season is in full swing — both the American and European versions — the World Series in October; and for the Southern Hemisphere, the Rugby World Cup kicks off in Australia next month. This next quarter we’ll launch some exciting new basketball concepts and we’ll gear up for our run toward next summer and the Athens Olympics and the European Football Championships in Portugal. We have a strong experienced management team in place and great people throughout the world committed to growing the Nike business. I’ve been waiting three years for this call. Now we’ve got a strong first quarter in the books, a lot of momentum around the world... and it’s shaping up to be a great year.

Now we’ll open it up for questions. Thanks.

QUESTION AND ANSWER SESSION

Margaret M. Mager with Goldman Sachs & Co.:
Congratulations. It’s great to start the year off on a positive note. I want to ask a couple questions. First of all about the sales growth in the quarter being up 8% and particularly in the U.S. is a lot better than the futures indicated. Is there something about the timing in the first quarter in the U.S. versus the second quarter? Can you just explain that a little bit more? I heard you say in apparel licensed is not on futures, so that probably helped that number, so just trying to understand that. Then my second question is on the gross margin. I believe you said, Don, that forty BPs came from favorable currency impact. Charlie talked about mix, sourcing, and inventory management all being factors in improving the profits. Can you just talk about how each one of those played into gross margin improvement and how that will play out over the balance of this year.

Blair:
With respect to the revenues, you called out the 8%. That’s actually the consolidated revenue number; that’s not the U.S. number. You did identify one of the items here. We certainly have had very good growth in the quarter from the parts of our business that are not on futures. In addition to licensed apparel, I’d also call out some of the other businesses like Nike Golf, Cole Haan, Bauer Nike Hockey, as well as the retail business in the U.S., which was pretty strong. Those are some of the things that we often talk about as reconciling items, and those were all up pretty strong for the first quarter.

With respect to your second question, I think over the course of the year we do expect to see about forty basis points plus. I think this is the quarter where we have the least of the benefit. I think more of it comes a little further back in the year. That’s from a hedge rate perspective. On the translation side, the comparisons actually get a little tougher as we get to the back half of the year because, as you recall, in the fourth quarter we had some pretty good euro translation rates for the fourth quarter. On the margin front, the comparisons get a little better from foreign exchange, and on the translation side they get a little worse. Does that answer your question?

Mager:
Yes, it does with regard to currency specifically. But I guess I’m trying to understand-

Blair:
The rest of the items?

Mager:
Yeah, the other things, how that impacted gross margins. If you can just give us more color on what you’re doing in sourcing, how the mix is impacting gross margins, the other factors that are-

Blair:
Okay, all right. First of all, we did talk a little bit about the benefits in our supply chain. A couple of the things that are benefiting us in margin and supply chain is cleaner inventories, which is reducing our level of close-outs and improving the margin on the close-out sales we do have, so that’s one of the pluses. We also are leveraging our distribution infrastructure. Over the last couple of years, we built out a lot of our distribution infrastructure and now we are putting more volume and more revenue through the same distribution infrastructure, which benefits our margins. Then as far as mix is concerned, we’ve talked about some of the U.S. footwear benefits, particularly around retro and classic product, which tends to carry a higher margin, and that was also a benefit to the quarter.

Mager:
At this juncture apparel margins versus footwear margins, rough guidance on that? Are they comparable?

Blair:
Yeah, they’re comparable.

Mager:
Okay, thank you.

Robby Ohmes with Banc of America Securities:
A couple of quick questions. I was hoping you could tell us if you’ve gotten a little bit further thinking on what may happen with Converse over time now that you own it. My other question was if we could get a little more clarity on what’s happening with you guys in Foot Locker. Is there sort of a move towards them getting some of the marquee product, the $100 and over stuff that you mentioned that’s performing, the top three styles at retail?

Denson:
With respect to Converse, we just completed the final closing of the transaction, so we haven’t really put ourselves into position quite yet to disclose all of our specific strategies. But we’re obviously very excited about adding the brand and it continues to round out some of our basketball strategies and gives us some opportunities to do some different things. With respect to Foot Locker, we’ve continued to dialogue with them. I would say that the dialogue is probably much healthier today than it was a year ago and that their expectations are to get back into the marquee product zone and have access to that product. We’re working with them, but we have not set any timelines nor have we made any changes to our distribution policies to date, so that dialogue continues.

Ohmes:
Just one last question. On the apparel side, how is the branded apparel for you guys in the moderate channel performing?

Denson:
Well I would say it’s probably one of our weakest segments, and that’s one area we think we can improve on going forward, so that’s a focal point for the U.S. apparel team.

Ohmes:
Is it a delivery issue or is it just in general that the environment’s weak?

Denson:
It’s more the latter. I think in general the environment is weak. We’re trying to focus on our product and how we can differentiate ourselves from the competition in that zone.

Ohmes:
The issues that you talked about the last quarter you would say are pretty much resolved.

Denson:
Yeah, they seem to be.

Parker:
That’s more of a USA situation.

Ohmes:
All right, great. Thanks, guys.

Robert Drbul with Lehman Brothers:
Good afternoon. Two questions. I guess can you talk about the futures orders trends during the quarter in footwear and apparel? That’d be the first one. The second one, you finished with almost $1 billion in cash. If you back out the $300 million for Converse, can you really give us an idea where you are in terms of the dividend policy here, with share repurchase, etc.? It just seems like the cash is really starting to build up here.

Blair:
I’ll take your first question, Bob. The futures, the back half of the window is definitely stronger than the first. I think we talked about a couple of the reasons for that, specifically the European seasonal change, so definitely stronger futures in the back half. With respect to the cash balance, the Converse transaction was the acquisition, plus we also funded Converse’s lines of credit from Nike Inc. The amount of cash that we took off the balance sheet related to the Converse transaction was a little bigger than $300 million. But having said that, we are certainly, as we’ve discussed before, looking at all of the deployments of our cash flow, both share repurchase as well as dividends. At this point we’re not yet prepared to talk about what changes we may have in mind there.

Drbul:
Back on the futures as a follow-up, can you give us the order book ex-Foot Locker like you did last quarter in the U.S.?

Blair:
Yeah. I think the final number, ex-Foot Locker we were up 3% in the USA.

Drbul:
Okay, great. Thank you.

Jeffrey B. Edelman with UBS:
Good afternoon. Nice quarter here. Don, two questions. One, would you expect the gross margin improvement to be able to offset the SG&A difficult comparison you would expect in the second quarter?

Blair:
You know, Jeff, I’d rather not get into specific discussions around a quarter with that level of granularity. I’d say for the full year the comment that I made around full-year expectations are that we expect our operating profit margin to improve year-over-year, which basically tells you that for the full year I do expect gross margin improvement to offset any SG&A movement.

Edelman:
Okay, fine. Secondly, could you explain the discrepancy between the currency impact in Q1 sales in the European region, which was 19%, and the impact on the futures, which is about 7%? Is that due to mix or is that just due to the timing in the currency?

Blair:
It’s the timing in the currency.

Edelman:
Okay, fine. Thank you.

Noelle V. Grainger with J.P. Morgan:
Two questions if I could. First, Don, can you talk a little bit maybe more big picture in terms of the margin and the leverage opportunity in the business model over a longer period of time, particularly related to the infrastructure that you’ve built? What type of volume capability do you have without adding significant incremental dollars at this point? Can you just kind of maybe broadly address that?

Blair:
Well, the approach we take with our infrastructure is we essentially go into the proposition saying we don’t want to build more footprint at this point. One of the things we look for is ways to put more volume through the existing footprint. We do that by managing direct shipments to customers and doing operational stuff like cross-docking so that the agenda here for us is to try to get as much mileage out of our existing distribution footprint as we possibly can. At this point we believe that we do have additional opportunity to put volume through these facilities for years. I don’t know that that’s five years, ten years, but it’s not next year that we think we’re going to have to build additional footprints.

With that said, we do have to put capital into these facilities. Some of the capital goes in to improve the systems and make sure that we can get more throughput through the existing buildings, bricks and mortar. I guess what I would say to you is we don’t see the need in the short term to be building additional distribution centers, which is a big capital ticket. What we do see is somewhat smaller investments in productivity assets that help us get more product through the same bricks and mortar.

Grainger:
Regionally is there any at this point kind of what you see on maybe the next year horizon? Obviously Asia is going to go onto supply chain this year. I’m assuming that’s still planned. Regionally, where do you see the need for the investment?

Blair:
I think first of all with the Nike Supply Chain project we will be doing Japan and some other parts of Asia next calendar year. It will take us a couple of more years to actually get the systems footprint in around the world. With respect to things like productivity investments, some of that is already going on in the U.S., for example. We’re doing some of it in Europe. Japan and Korea are our other larger company-owned distribution centers. We’re doing projects really around the world all the time. It’s just part of our ongoing capital expenditure budget.

Grainger:
My second question. I think you indicated that your sales in the U.S. in the quarter ex-Foot Locker were up 2%, is that right?

Blair:
Right.

Grainger:
Can you talk a little bit about that? Is that futures or is that sales?

Blair:
No, that’s sales.

Grainger:
Yeah. Can you talk a little bit about that by channel?

Denson:
We don’t have anything by channel in front of us, so I’m really not in a position to talk specifically by channel. I will say that we feel great about the primary channels of distribution that we call out on a regular basis. Athletic specialty and sporting goods, we feel great about both of those.

Blair:
Actually just to clarify, Noelle, the numbers you’re quoting here are footwear. U.S. footwear sales down 34% for Foot Locker; up 2% for all the rest of the accounts. That’s just the U.S. footwear.

Grainger:
What about, like, the family channel?

Denson:
I think it’s still an area of opportunity for us. I think from a bookings standpoint there’s been a lot of discussion over the last six or eight months that we were using that channel to offset some of the other business, which is not true. We feel pretty good about the way it looks going forward. Again, we still have seen some inventory buildup, but I double-checked this today. Any of the buildup with regard to Nike product is minimal. We think that that is starting to work itself through from an overall basis. That’ll be an opportunity that we’re looking at for the next six to twelve months.

Grainger:
Great. Thank you very much.

Dennis S. Rosenberg with Credit Suisse First Boston:
Hi guys. Congratulations for more than “just doing it.” The guidance you’ve been giving, I assume that’s including Converse now. If that’s true, could you just give us a sense as to what you’re expecting Converse to be contributing to that?

Blair:
Sure. For this year, Dennis, I’d say in the second half of the year we expect Converse to be a few pennies accretive. When I say that, part of the issue, as you may know if you’re a student of such things, there are a number of accounting adjustments related to the purchase of the company that will be a bit of a drag on earnings in the first year. That’s why we think it’s only about a couple of pennies.

Rosenberg:
What’s the earning power once we get into the second year?

Blair:
It’s tough to say. I think as Charlie said, we’ve just closed this transaction earlier this month. I guess we’ve owned it for about two weeks now. While we have a set of strategic projections in terms of what we think the business can do, we want to spend some time working with the Converse folks to make sure we nail that down a little more clearly before we talk about it.

Rosenberg:
When you talk about second quarter sales growth of mid single digits, the inclusion of Converse I think would probably account for 1% or 2% of that. Are you saying that you would be up less than mid single digits just ex-Converse?

Blair:
Well, mid single digits is a bit of a range, Dennis. I think at this point Converse is a point or so, but that’s not-I wouldn’t use that to drive your model in terms of what I’m saying here. Our range is mid single digits, and Converse is probably a point or two.

Rosenberg:
Another subject on the shift in Europe in futures and deliveries. Is that something that’s just affecting the Spring season or is that something that’s going to affect future periods? How should we factor that into our projections?

Blair:
No, it’s just really the Spring season. It was a month shift in the launch date of the product line.

Rosenberg:
Okay, thank you.

John T. Shanley with Wells Fargo Securities:
Good afternoon and congratulations on a nice quarter, guys. I wonder if you could drill down for us, either Don or Charlie, a little bit more on the European numbers. I’m a little confused. You said the revenues were up 17% in the quarter but 19% of this was currency related. Does that mean on a currency-neutral basis sales in Europe were down 2%?

Denson:
That’s correct.

Shanley:
Was most of that in the western part of the European market? Can you give us a sense in terms of whether you’re gaining or losing traction in terms of market share for your footwear business in Western Europe?

Denson:
Well, I think it was pretty consistently spread over the European business and obviously all the euro countries participated in it. I think from a country-by-country standpoint like I called out in the prepared remarks, we saw growth coming out of Western Europe led by Italy, France, and Spain. The U.K. is still not quite rounded the corner yet but the futures numbers are promising, so we’re still optimistic that we’re going to see some bounce-back there. And we feel pretty good about the footwear business overall. We’re still very heavily dependent on soccer. Our soccer numbers continue to grow. I think what I’m most excited about is starting to see some of the other categories come alive. Specifically running has always been a strong category in Europe, but we’re really starting to see basketball have an effect. Some of that is being driven by some of the European players playing in the NBA today.

Shanley:
On the U.S. front, the Foot Locker renewal that you mentioned in the 10-K, Charlie, can you give us an idea of when that may hit in terms of quarter? Are we going to see some of that in the second quarter or will the majority be back-half loaded?

Catlett:
I’m sorry, John. What renewal?

Shanley:
There was a mention that the business with Foot Locker was likely to increase in the 10-K. I just didn’t understand when that was going to occur.

Denson:
I think, John, like I said in my prepared remarks, we’re going to be down with Foot Locker through the calendar year. But the early read on Spring, starting to anniversary some of those numbers, is that we’re starting to head back north. So we feel like the business is starting to stabilize.

Shanley:
Then the last part also on the U.S. front. Any concerns about-you saw the numbers I’m sure on Monday on Footstar. Any concern about Footstar in terms of-I think it’s still your second biggest customer, where that may be going and what your relationship with the retail channels as they operate may be in going forward?

Blair:
Yeah, John. First of all, Footstar is not our second biggest customer. With respect to the business relationship with Footstar, at this point our sales performance has been very good with Footstar and our accounts receivable are current and we’re not seeing any issues in terms of liquidity or other financial issues at this point coming through Footstar.

Shanley:
Super. Glad to hear it. Thanks a lot.

Brian McGough with Morgan Stanley:
Just two quick questions. One is on U.S. apparel. It seems like it’s just a massive lever for next year. In your opinion, how confident are the retailers that you can get them the product on time? Then just a follow-up on Converse and the distribution there. There’s some speculation out there that you guys will take this downstream and have it be a mass market brand, which I can’t imagine is the case. So would you just hit on that and maybe what the opportunity is to pull back international licenses?

Denson:
I think with respect to the USA apparel deliveries, I feel pretty good about that. We’ve corrected almost all of the issues that we dealt with in the back half of last fiscal year, and our deliveries for fall have been a lot better. I think if you check out the retail community, they’ll start to reflect some of that. So it is a potential lever for us next year, and we’re kind of looking forward to anniversarying some of those numbers.

With respect to Converse, again I’m just going to defer back to what we’ve said so far. We haven’t really gotten a chance to sit down with the Converse team and spend any time with them. That’s something that’s on the calendar here relatively quickly. As soon as we get a little bit more defined position on where we’re at and how we go forward with the business, we will articulate it publicly.

Virginia S. Genereux with Merrill Lynch & Co.:
One maybe for Don, I guess. Don, the way I’m thinking about it is that we think you have $.18 of currency help for the rest of the year. You beat this quarter by $.18. I’m looking at hedging and translation. Then maybe Converse is $.05. That’s $.41 right there, which is 15% EPS growth on your $2.77 of last year plus anything else that might be happening in the business. You said you were more confident about mid-teens EPS, but this quarter was up 21%. Why can’t you do a good bit better than that, may I ask?

Blair:
First of all, Virginia, you’re stacking up some numbers I don’t recognize there. The translation impact this quarter was $.08, not $.18. Let’s talk about the growth rates. Yes, we’re up 21% for the earnings per share in the first quarter. As I said, though, we expect to have a somewhat more challenging comparison in the second quarter because we’re not only anniversarying a pull-forward of revenue in Europe, but we also had a relatively light demand creation spend last year because we were coming off the World Cup. The combination of those two things means that our expectations around the second quarter is that’s going to be a more challenging comparison.

In the second half we definitely expect the third quarter to be the easier comparison. We expect to do relatively well there. We had a very strong fourth quarter last year. The currency benefits do start to narrow in the fourth quarter because the euro was fairly high in the fourth quarter of last year. The bottom line here is we do feel much more confident about our mid-teens earnings growth target. Is it possible that if things all went right that we could potentially do better than that? Yeah, it probably is. But at this stage, what we’re looking at is our long-term goals, and that’s what we aim at.

Genereux:
Okay, great. I was saying $.18 currencies for the rest of the year. May I ask do you expect the second quarter math to be down year-over-year, Don, just for everybody’s benefit, on an EPS basis?

Blair:
At this point I think-all I’d want to say is that’s the most challenging comparison. I’m not sure it’ll be down, but I think it’s going to be the toughest quarter of the year for us in terms of growth.

Genereux:
Then lastly, on your last call I think you said you thought you could get some SG&A leverage this year. I have you not getting SG&A leverage. What is your thought on that, may I ask?

Blair:
One of the things we’ve talked about in the past, this is clearly the challenge for us as we expand our business internationally. As our portfolio grows, we certainly find it more difficult to leverage the overhead. Having said that, we get a little bit of leverage in the first quarter. That’s always our goal and that’s our target to try to do that for this year. But as I said, at this point pulling all the levers in the business, we expect to improve our pretax profit margin. I’m not sure at this point I’d expect to see a lot of leverage in SG&A, although that’s always our goal.

Genereux:
Okay, great. Thank you all.

David P. Campbell, Jr. with Davenport & Co.:
Nice quarter. I was wondering if you could comment on the sell-through of marquee products you’re seeing this year and what differences you expect in the presentation and promotion of that product when it goes back into Foot Locker.

Parker:
Actually as I mentioned in my remarks, we’re starting to see some really good sell-through on marquee products. I mentioned the Shox NZ, the Ride, and the Spiridon as three of the running shoes. We’re also seeing that in Jordan. We’ve got some very strong product, I would say one of the strongest sets of marquee products coming in the next two seasons between basketball, both Nike and Jordan; training; continuing in running, even in football or soccer. We have some of the strongest products above $100 that we’ve had in a long time. We’ll continue to be bullish in terms of promoting, marketing that product; not just through athletes but through TV and print campaigns and other events, what we call “360 marketing.” We’ll look at any opportunity to really create some energy up at that level. But from a technology standpoint, a product standpoint, a commercial potential standpoint, we think that the marquee products that we have coming in the next three quarters are some of the strongest we’ve ever had, so quite bullish. As far as Foot Locker goes, I’ll let Charlie take that one.

Denson:
I’m not sure I understood exactly what the question was regarding the Foot Locker issue.

Campbell:
How do you expect the presentation and promotion of that to be different than it might have been in the past in Foot Locker?

Denson:
I think, like I said, we don’t traditionally talk about specific strategies within specific accounts, so I don’t think now is the time to start. I think the overall comment that I will make in referring back to some of the things that I’ve talked about is our increasing profitability in the business, both here in the U.S. at retail and at wholesale. The brand is in as good a shape that it’s ever been in and we continue to look at our distribution and how to optimize it with respect to the business that we’re trying to do. I can’t say how excited I am about the progress we’ve made in the overall marketplace and what the brand has been able to do with respect to shifting the emphasis back into profitability as opposed to just driving pure revenue.

Campbell:
Thank you very much.

PAMELA CATLETT

Okay, everybody, thank you for listening and we’ll talk to you soon.